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EXHIBIT 99.1

MANUFACTURE AND DISTRIBUTION AGREEMENT

This Manufacture and Distribution Agreement (“Agreement”) made effective as of 12 October, 2005 (“Effective Date”) is made between Gilead Sciences, Inc., a Delaware corporation (“Gilead”), with its principal place of business at 333 Lakeside Drive, Foster City, CA 94404, and Aspen Pharmacare Holdings Limited, a South African company (“Aspen”), with its principal place of business at Building 8, Healthcare Park, Woodlands Drive, Woodmead, Sandton 2052, Gauteng, Republic of South Africa. Gilead and Aspen are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Aspen wishes to manufacture and distribute commercial supplies of Gilead’s proprietary products (“Products”).

B. Aspen has the capabilities to manufacture and distribute the Products and wishes to receive the manufacturing process for the Products to manufacture and distribute Products.

C. Gilead wishes to provide Aspen a license to manufacture and distribute Products in the Territories listed on Attachment B.

D. Gilead wishes to obtain commercial supplies of Products from Aspen for distribution by Gilead in the Territories listed in Attachment C.

I. DEFINITIONS

In addition to the other terms defined elsewhere in this Agreement, the following terms will have the following meanings when used herein (any term defined in the singular will have the same meaning when used in the plural and vice versa, unless stated otherwise):

1.1. “Affiliate” means an entity that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with a Party. For purposes of this definition, “control” means the legal or beneficial ownership of more than fifty percent (50%) of the voting or equity interests, or the power or right to direct the management and affairs of the business (including acting as the general partner of a limited partnership).

1.2. “API” means, for each Product, the active pharmaceutical ingredient(s) of that Product for use in and prior to Manufacture, as listed in the relevant Product Appendix.

1.3. “Applicable Law” means the applicable laws, rules, and regulations, including, without limitation, any rules, regulations, guidelines or other requirements of Regulatory Authorities relating to the Manufacture, use, marketing, storage, distribution and sale of the

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Products, that may be in effect from time to time in a jurisdiction in which a Product is Manufactured, used, distributed, stored, marketed or sold.

1.4. “Aspen Forecast” has the meaning set forth in Section 2.3(a).

1.5. “Batch” means a defined quantity of a Product that is (a) uniform in character and in quality; (b) identified by a unique identifier (either through a unique number or a number in combination with the relevant Product code); (c) of a certain amount; and (d) Manufactured during a defined cycle of Manufacture. The specific definition of a Batch will be consistent with Aspen’s customary practices for Products and will be set by Aspen for each type of Product to be supplied by Aspen.

1.6. “Binding Amount” has the meaning set forth in Section 4.3(c).

1.7. “Broader Improvement” has the meaning set forth in Section 5.2(c).

1.8. “Business Day” means all days excluding Saturdays, Sundays, and any other public holidays in the country to which the notice or other document is being sent.

1.9. “Certificate of Analysis” means a certificate in form and substance typically used by Aspen and reasonably satisfactory to Gilead that is signed by the relevant Aspen employee responsible for quality assurance stating the pharmaceutical analysis of each Batch with respect to the Product Specifications.

1.10. “Certificate of Compliance” means a certificate in form and substance typically used by Aspen, and reasonably satisfactory to Gilead, with respect to a Product that certifies that the method, facilities and controls used for the Manufacturing and packaging of the Product are in conformance with GMP and requirements contained in Regulatory Approvals for the Distribution Territory and Manufacturing Territory and that is signed by the relevant Aspen employee responsible for quality assurance.

1.11. “Change” means any major or regulatory changes to any Materials, Specifications, quantitative formulae or any other aspect of Manufacturing process and testing methods.

1.12. “Change Control” means the procedure described in Section 2.8 by which Changes are made to any part of the Manufacturing process or Specifications or the procedure for making those Changes that may potentially impact the regulatory status of a Product.

1.13. “Confidential Information” means (i) all information and materials received by either Party from the other Party pursuant to this Agreement, (ii) all Confidential Information disclosed pursuant to the Mutual Confidential Disclosure Agreement between the Parties dated August 24, 2004 and the Technology Transfer Agreement dated June 22, 2005, and (iii) the terms of this Agreement, in each case other than that portion of such information or materials that:

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(a) is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party;

(b) was known to the receiving Party, without obligation to keep it confidential, prior to when it was received from the disclosing Party, as evidenced by competent written proof;

(c) is subsequently disclosed to the receiving Party by a Third Party lawfully in possession of and not in breach of any obligation to keep it confidential;

(d) has been publicly disclosed other than by the disclosing Party and without breach of an obligation of confidentiality with respect thereto; or

(e) has been independently developed by the receiving Party without the aid, application or use of Confidential Information of the disclosing Party, as evidenced by competent written proof.

1.14. “Contract Manufacturer” means the manufacturer of API for the applicable Product authorized by Gilead to receive orders of API from Aspen, as identified in Attachment A, as may be amended from time to time.

1.15. “Control”, “Controls” and “Controlled” means, for a particular item of information or intellectual property right, ownership or possession of the ability to grant a license or sublicense without violating the terms of any agreement or other arrangement with any Third Party (if the relevant entity is a Party) or any other entity (if the relevant entity is a Third Party).

1.16. “Dispute” has the meaning set forth in Section 11.6.

1.17. “Distribution Territory” means those countries listed in Attachment B hereto, as amended from time to time.

1.18. “Documentation” has the meaning set forth in Section 2.6.

1.19. “Facility” means, for a given Product, the Aspen manufacturing facility identified in the Product Appendix for that Product, or any other Aspen facility used for the Manufacture of that Product that Gilead has approved in writing.

1.20. “FDA” means the United States government agency known as the Food and Drug Administration or any successor thereto.

1.21. “Force Majeure” means conditions beyond the reasonable control of the Parties, including without limitation, an act of nature or terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, shortages of Materials beyond the reasonable control of the parties, or destruction of production facilities or Materials by fire, earthquake, storm or like catastrophe.

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1.22. “Gilead Access Program” means Gilead’s program designed to offer Truvada® and Viread® at no-profit prices to treatment programs in eligible developing countries.

1.23. “Gilead Intellectual Property” means the Intellectual Property Controlled by Gilead, including the Gilead Marks.

1.24. “Gilead Marks” has the meaning set forth in Section 5.1(a).

1.25. “Good Manufacturing Practices” or “GMP” means the current good manufacturing practices for manufacturing finished products required by any relevant Regulatory Authority and Applicable Laws in the United States and South Africa for the manufacture and testing of pharmaceutical materials or products.

1.26. “Improvement” has the meaning set forth in Section 5.2(a).

1.27. “Intellectual Property” means any intellectual property rights including, without limitation, rights in patents, patent applications, trade-marks, trade-mark applications, trade secrets, copyright and industrial designs.

1.28. “Know-How” means (i) all information, techniques and data specifically relating to Manufacture of a Product, including, but not limited to, inventions, practices, methods, knowledge, know-how, skill, experience, test data (including without limitation pharmacological, toxicological, clinical, analytical and quality control data, regulatory submissions, correspondence and communications, and marketing, pricing, distribution, cost, sales, manufacturing, patent and legal data or descriptions), and (ii) compositions of matter, assays and biological materials specifically relating to development, Manufacture, use or sale of Products.

1.29. “Latent Defect” has the meaning set forth in Section 4.4(d).

1.30. “Licensee” means a licensee or distributor other than Aspen to which Gilead has granted rights to market or commercialize a Product in a specific territory in the Distribution Territory.

1.31. “Losses” has the meaning set forth in Section 10.2.

1.32. “Manufacture, Manufactured or Manufacturing” means all such activities as may be required for the manufacture of each Product, respectively, from API supplied by a Contract Manufacturer including (as appropriate) the planning, purchasing, manufacture, processing, compounding, storage, filling, packaging, labeling, testing, sample retention, stability testing, release and dispatch of Product, and the disposal of waste material and such other matters as may be prescribed for the manufacture and supply of Product by the relevant Specifications and regulatory submissions requirements.

1.33. “Manufacturing Territory” means the countries listed in Attachment C hereto, as amended from time to time.

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1.34. “Manufacturing Territory Forecast” has the meaning set forth in Section 4.3(a).

1.35. “Master Batch Record” means, for a given Product, the then-current Procedures to be followed by Aspen with respect to the Manufacture, handling and storage of that Product and the corresponding API and Materials.

1.36. “Materials” means all excipients, raw materials, intermediate and active compounds and packaging components used in the Manufacture and transportation of Product, excluding API.

1.37. “Patent” means (i) unexpired letters patent (including inventor’s certificates) that have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (ii) pending applications for letters patent, including without limitation any provisional, converted provisional, continued prosecution application, continuation, divisional or continuation-in-part thereof.

1.38. “Procedures” means the processing steps required to Manufacture Product.

1.39. “Product” means one or all of the bulk tablets and finished products described in Attachment A hereto, as amended from time to time.

1.40. “Product Appendix” means an appendix to and part of this Agreement identifying a specific Product and setting forth the required information for such Product as stated in this Agreement and any other mutually agreed information or parameters relating to Manufacture and distribution of such Product pursuant to this Agreement, including without limitation an effective date and term for such Product Appendix.

1.41. “Product Specific Improvement” has the meaning set forth in Section 5.2(b).

1.42. “Production Standards” has the meaning set forth in Section 2.2(a).

1.43. “Quantity Statement” has the meaning set forth in Section 4.2(a).

1.44. “Regulatory Applications” means all applications for Regulatory Approval submitted to or filed with a Regulatory Authority with respect to a Product.

1.45. “Regulatory Approval” means all approvals (including without limitation supplements, amendments and pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the manufacture, distribution, use or sale of a Product in a regulatory jurisdiction.

1.46. “Regulatory Authority” means the Food and Drug Administration in the United States of America or the Medicines Control Council of South Africa or any other similar

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agencies in the Distribution Territory or the Manufacturing Territory, or any successor agencies to the foregoing, in each case with jurisdiction over Regulatory Approvals or the Manufacture of Product.

1.47. “Required Change” has the meaning set forth in Section 2.8(a).

1.48. “Safety Data Exchange Agreement” means the Safety Data Exchange Agreement to be entered into by Gilead and Aspen with respect to safety data with respect to the Products. The Parties shall use their best efforts to ensure that the Safety Data Exchange Agreement is entered into within sixty (60) days of the Effective Date.

1.49. “Shelf Life” means a period measured from the initiation of Manufacture beyond which a Product must not be used, as set by Gilead consistent with regulatory filings for such Product, with the specific Shelf Life for a Product being set forth in the Product Appendix for such Product.

1.50. “Specifications” means the procedures, test results, requirements, standards and other data and documentation with respect to a Product, and the excipients and components therefor, as set forth in the Product Appendix for that Product, as may be amended from time to time pursuant to Section 2.8.

1.51. “Technical Agreement” has the meaning set forth in Section 2.2(b).

1.52. “Third Party” means any entity other than Aspen or Gilead or an Affiliate of either of Aspen or Gilead.

1.53. “Warranty” has the meaning set forth in Section 10.1.

1.54. “Year” means, for each Product, the period between the effective date of the Product Appendix for that Product until December 31 of the year of such effective date, and thereafter, the twelve-month period commencing upon the completion of the immediately preceding Year and ending the following December 31.

For clarity, in this Agreement and all Exhibits and Product Appendices to this Agreement, the United States convention shall be used with respect to commas and decimal points in numbers. For example, 5,250 shall mean five thousand two hundred fifty, and 5.250 shall mean five and two hundred fifty thousandths.

II. MANUFACTURE.

2.1 License. Subject to the terms and conditions of this Agreement, Gilead grants to Aspen a non-exclusive royalty-free non-sublicensable non-transferable license for each Product, for the period that such Product is included in this Agreement, to Manufacture such Product pursuant to this Agreement using API purchased from the designated Contract Manufacturer, using the Procedures at the designated Aspen Facility and to import, offer for sale and sell the Products in the Distribution Territory, under all Patents and Know-How that Gilead Controls

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during the term of such license that, but for the grant of such license would be infringed or misappropriated by the Manufacture of such Product by Aspen. [ * ].

2.2 General Manufacturing Obligations.

(a) Manufacturing. Aspen will Manufacture the Products only at the applicable facility(ies) in accordance with the Specifications, Technical Agreement, GMP and Applicable Law using only API supplied by the Contract Manufacturer (collectively the “Production Standards”). Aspen will maintain sufficient Manufacturing capacity at the Facility to satisfy the Product requirements set out in the then-current Aspen Forecast and Manufacturing Territory Forecast provided pursuant to Sections 2.3(a) and 4.3(a).

(b) Technical Agreement. The Parties have entered or will enter into one or more agreements, within 90 days of the Effective Date, collectively covering all Products containing the policies, procedures, and standards by which the Parties will coordinate and implement the operational and quality assurance activities and regulatory compliance objectives contemplated under this Agreement with respect to each of the Products (each, a “Technical Agreement”). Each Party will allocate, use and expend the resources necessary to perform the division of responsibilities assigned to such Party as defined in the Technical Agreement(s). The Parties will negotiate in good faith to modify the Technical Agreement(s) from time to time as necessary or appropriate in light of Applicable Laws, or at Gilead’s or Aspen’s reasonable request.

(c) Initial Costs. [ * ] Aspen’s cost for API used in the Manufacture of both the pilot and validation Batches of each Product; provided however that [ * ] will be responsible for the cost of validation Batches which are put into inventory for commercial sale. Aspen will manufacture all other Batches [ * ].

2.3 API

(a) Aspen Forecast. On the first Business Day of each calendar quarter, Aspen will, subject to Gilead having provided to Aspen Gilead’s forecast described in Section 4.3(a), provide to Gilead a forecast of its projected need for API required for each Product and its projected need for Products for each month of the [ * ] period commencing with the date of the forecast (“Aspen Forecast”) for Gilead’s review and approval of the quantity of API required for each Product. Gilead will respond to each Aspen Forecast within [ * ] of its receipt.

(b) Supply of API. Gilead or its affiliate will authorize the Contract Manufacturers (as determined by Gilead and included in the Dossier) to sell API to Aspen at [ * ] price as set forth in Attachment A hereto. [ * ]. The Parties shall use their [ * ] ensure that Aspen and the Contract Manufacturer conclude a Supply Agreement in respect of the API within [ * ] of the Effective Date, the terms and conditions of such Supply Agreement will inter-alia provide for the provisions of this Article 2.3.

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(c) In the event that a third party’s sale of API (which API is produced at an FDA approved facility meeting equivalent quality standards as API supplied by Gilead’s contract manufacturers) which can demonstrate an ability to produce [ * ] API at [ * ] Aspen’s sales of Products in the Distribution Territory during a calendar quarter by more than [ * ] of sales of such Product during [ * ], Gilead will agree to meet with Aspen to renegotiate the price at which Aspen will purchase the relevant API(s). If the Parties are unable to agree after good faith negotiations, the Parties will consider other options with respect to the acquisition of API. Aspen shall be entitled, subject to Gilead’s consent [ * ] .

(d) If a Contract Manufacturer is unable to supply API to fulfill Gilead’s and Aspen’s aggregate purchase orders, [ * ] will develop a plan for rationing API between the Parties (“Shortage Plan”) and present the Shortage Plan to [ * ]. The Parties will meet to discuss the implementation of the Shortage Plan as soon as reasonably possible after receiving notice from the Contract Manufacturer. The Parties will also discuss [ * ].

(e) Territorial Protections. Aspen agrees that any API it purchases under this Agreement will be used only for manufacture of Products in accordance with Gilead-supplied specifications and processes for distribution and sale in the Distribution Territory by or on behalf of Aspen or for supply to Gilead or Gilead’s designees for the Manufacturing Territory.

(f) Storage of API. Aspen will store and handle all API and Materials, whether held by Aspen for Manufacture or as used by Aspen in the course of Manufacture, as set forth in the applicable Master Batch Records and Specifications and in accordance with GMP, and will conform to established safety practices and procedures set forth in Gilead’s then-current applicable material safety data sheet(s) and storage conditions as defined in the applicable commercial product manual, as Gilead shall have provided to Aspen from time to time.

(g) Inventory Reports. Aspen will provide quarterly reports or information on API inventory levels at its facility and its use in Manufacture of Product and monthly reports on finished Product inventory levels.

(h) Audits. Gilead will be responsible for complete audits of the Contract Manufacturers. Aspen will have the right, after coordinating with Gilead, to perform GMP compliance audits at the Contract Manufacturers but will not have access to batch records or other detailed API manufacturing information, and Gilead will be present at any such audit by Aspen. Aspen will use all commercially reasonable efforts to conduct its audit of the Contract Manufacturer simultaneously with Gilead’s.

(i) Administrative Fee. Aspen will pay Gilead a [ * ] administration fee on all Aspen’s purchases of API to compensate Gilead for administrative services including qualifying the Contract Manufacturers to be able to release API to Aspen, regularly auditing Contract Manufacturers, monitoring API supply capacity, and assisting with forecasts. [ * ]. Aspen will pay the administrative fee to Gilead on a quarterly basis,

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based on Aspen’s invoices for API from the API contract manufacturers. All payments due hereunder to Gilead shall be paid [ * ].

2.4 Materials.

(a) Purchase and Testing. Aspen will purchase all Materials [ * ]. All materials, including excipients and components, shall meet the applicable Specifications as described in the applicable Product Appendix for each Product, as amended or supplemented from time to time. Aspen will test all Materials at [ * ] in accordance with the applicable Specifications.

(b) Suppliers. Aspen shall be entitled to either purchase all Materials from a Third Party [ * ]. Gilead may recommend a Materials supplier not on Aspen’s preferred supplier list by written notice to Aspen. Each such notice will specify either that (a) an audit of such supplier is not required by Gilead [ * ]; or (b) Gilead will conduct an audit of such supplier [ * ]. [ * ]. Gilead may request API, inactive ingredients and packaging materials for analysis, and based on an agreed-upon schedule and volume, Aspen will provide Gilead with such materials at Gilead’s expense.

2.5 Testing.

(a) Prior to release for shipment of each Product, Aspen shall perform or have performed identification testing and in-process and final quality testing, in accordance with the testing Specifications for such Product, to ensure that such shipment conforms with the then current Production Standards applicable thereto.

(b) Aspen shall, at Aspen’s expense, retain or have retained control samples of each batch of Product in quantities sufficient to conduct [ * ] rounds of testing of such Product in accordance with the Specifications applicable thereto. Records of such testing shall be retained by Aspen until the later of one (1) year after the expiration dating of the last combination Product in which such Product was used or as long as required by Applicable Law.

2.6 Documentation. Aspen will keep complete, accurate and authentic accounts, notes, data and records of the Manufacturing including but not limited to all relevant information and records relating to the Manufacture of Products under this Agreement that may be required from time to time to be provided to any Regulatory Authority pursuant to Applicable Laws, and all Manufacturing development information relating to Products (to the extent such information is in Aspen’s possession) (“Documentation”). Aspen will maintain complete and adequate records in accordance with and to the full extent required by Production Standards pertaining to the methods and the facility used for the Manufacture, holding and distribution of Products. Upon written request by Gilead with reasonable notice, Aspen will provide to representatives of Gilead or its Licensees or distributor(s) for Products, during normal business hours, reasonable access to Documentation, where such access is necessary or reasonably useful to permit Gilead or its Licensees to comply with Applicable Laws. Aspen will maintain Documentation until the later of (a) when such Documentation is no longer required by Applicable Law or other

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obligation to be maintained by Gilead or Aspen, or (b) two (2) years after expiration of the Shelf Life for the applicable Batch.

2.7 Packaging and Labeling. The Parties will discuss and determine in good faith the appropriate packaging for Products in view of the optimal packaging for the Distribution and Manufacturing Territories and Aspen’s capabilities [ * ]. Any costs incurred by Aspen in acquiring or altering equipment as required to comply with these [ * ]. All labeling and packaging materials that Aspen proposes to use for the Products will be subject to Gilead review and approval prior to use, such approval will not be unreasonably withheld.

2.8 Change Control Procedures.

(a) Both Parties will promptly notify each other of any new Change required pursuant to an Applicable Law (“Required Change”) and will confer with each other as to appropriate means to comply with such new or potential Required Change. Aspen will implement any Required Change requested by Gilead [ * ] after the approval for the Required Change is granted by the Regulatory Authority.

(b) Gilead may request any other Change in a Manufacturing process by submitting such request in writing to Aspen. Upon receipt of the requisite approvals by the Regulatory Authority, Aspen [ * ].

(c) For any Changes in Manufacture of Products not addressed in Section 2.8(b), Aspen will notify Gilead and obtain Gilead’s prior written approval before Aspen implements any of the following: [ * ] including without limitation, [ * ]; and (ii) changes that require regulatory submission to Regulatory Authorities, relating to the raw Materials or API used in manufacture of Product. Gilead’s consent with respect to such Changes will not be unreasonably withheld or delayed.

(d) For any Changes pursuant to Section 2.8(c), Gilead will review any such proposed changes and agree to a [ * ] schedule and process for implementation for such changes. In the event that the Gilead reasonably determines that any such proposed changes would materially adversely affect the Product, it will notify Aspen and Aspen will continue to manufacture the Product in accordance with the applicable existing Specifications or testing Specifications.

(e) Aspen will make any Changes permitted under this Section 2.8 in compliance with all Applicable Laws, including GMPs, and Aspen’s change control procedure, in accordance with a reasonable schedule agreed by the Parties in good faith.

2.9 Audit and Observation of Manufacturing Facilities. Gilead will have the right, on reasonable notice, to audit Aspen’s facilities used for Manufacturing or testing Product and to test Product Manufactured by Aspen for purposes of determining compliance with the Production Standards and Aspen will comply with Gilead’s reasonable requests resulting from such audits. Aspen will cooperate with and enable audits of its manufacturing facility for Products by Regulatory Authorities and duly authorized representatives of Gilead’s distributors.

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Upon prior written request, Aspen will permit duly authorized representatives of Gilead and its Licensees for any Product to observe the Manufacture of such Product; provided that Licensees’ representatives will be granted access to Aspen’s facility at the same time and to the same extent as Gilead’s representatives. Such representatives will comply with all Aspen standard operating policies and procedures while within Aspen’s facility. Aspen shall promptly comply with Gilead’s reasonable written directions for the correction of, or otherwise reasonably resolve, any GMP compliance or other deficiencies noted by Gilead representatives after good faith consultation with Gilead. Gilead’s direction under this paragraph shall not diminish or relieve Aspen of its obligations under this Agreement and all such corrections or resolutions will be implemented in accordance with the applicable terms of this Agreement. Notwithstanding the aforementioned, Aspen shall not be obliged to permit any duly authorized representatives of Gilead’s distributors or any Licensees of any Product to have any access to its manufacturing facility [ * ].

2.10 Compliance with Laws. Aspen will comply with all Applicable Laws for including, without limitation, those applicable to (a) the transportation, storage, use, handling and disposal of hazardous materials, (b) the Manufacture of Products and (c) Aspen’s performance of its obligations under this Agreement. Aspen specifically represents and warrants that it does not and will not use, in any capacity, the services of any person that is debarred under the provisions of the United States Generic Drug Diversion Act or applicable regulations under that law. Aspen represents and warrants to Gilead that it has and will maintain during the term of this Agreement, all government permits, licenses, registrations and approvals, including without limitation, health, safety and environmental permits, legally required for the conduct of the actions and procedures that it undertakes pursuant to this Agreement.

2.11 [ * ].

III. DISTRIBUTION

3.1 Appointment.

(a) Appointment of Aspen. Gilead appoints Aspen and Aspen accepts appointment as non-exclusive distributor of the Products in the Distribution Territory.

(b) Appointment of Subdistributors. Aspen may appoint subdistributors with Gilead’s prior written approval, not to be unreasonably withheld. Such approval may be conditioned on [ * ]. Before granting or withholding approval Gilead may also consider any potential subdistributor’s experiences and policies compared to global norms and standards. Gilead may conduct an investigation into the background, qualification and capabilities of any proposed subdistributor before granting its consent. Any such subdistributor shall be required to perform its obligations in accordance with the applicable provisions of Section 3.2 below.

3.2. Registration, Sales and Distribution Activities.

(a) General. Aspen will:

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(i) use its [ * ] to sell and distribute Products to promptly and adequately supply the demands of Aspen’s customers in the Distribution Territory;

(ii) use [ * ] to distribute Products and perform related activities (including protecting privacy of personal and health care information), ensure that it, its employees, agents and approved contractors comply with and adhere to the highest standards of operations, Gilead’s reasonable requirements, handling and storage limits in Product labeling and packaging, all Applicable Laws and the South African Medicines Control Council’s guidelines on Good Wholesaling Practice and Guidelines for Importation and Exportation of Medicines, and provide documentation of this compliance on Gilead’s reasonable request;

(iii) ensure all Products it sells or distributes include all information and material (including packaging, labeling, information sheets, product instructions, etc.) as agreed to by Aspen and Gilead; use only marketing and promotional materials for the Products that have been reviewed and approved by Gilead prior to use;

(iv) use appropriate methods customarily employed in pharmaceutical distribution in the Distribution Territory and furnish information on all these distribution activities relating to Products to Gilead for Gilead’s pre-approval and thereafter upon reasonable request, without charge;

(v) obtain and maintain all Regulatory Approvals and import and export authorizations required to Manufacture the Products and to provide, sell or distribute Products in the Distribution Territory and, on Gilead’s request, provide Gilead with copies and appropriate supporting documentation; and

(vi) notify Gilead and keep Gilead fully apprised of all local regulatory activity, including any governmental or regulatory inspections of Aspen facilities (including notifying Gilead of the outcome of any such inspections and providing Gilead with any regulatory agency reports and correspondence, upon Gilead’s request) that may reasonably be expected to impact Aspen’s obligations under this Agreement.

(b) Adverse Event Reporting. Aspen will maintain reasonable procedures to collect and report adverse events, other safety-related events and product complaints and permit Gilead to review such procedures and Aspen’s compliance with them. Aspen will provide to Gilead within one business day of receipt any report or other information of any adverse event, other safety-related event or product complaint associated with Products, including any such report or information received from its customers or end-users of Products, that Aspen receives, by email or facsimile as follows:

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Gilead Global Drug Safety

333 Lakeside Drive, Foster City, California 94404, United States of America

Fax: +1-650-522-5477, Telephone: +1-650-574-3000/

Email: Safety_FC@gilead.com

The Parties will exchange safety data with respect to Products pursuant to the Safety Data Exchange Agreement.

(c) Compliance with Laws. Aspen represents, warrants and certifies to Gilead that none of Aspen and its officers or directors have ever been convicted of a criminal offense (including convictions resulting from guilty pleas), or been found civilly liable for fraud. Aspen has been informed of prohibitions imposed by the United States of America Foreign Corrupt Practices Act of 1977, as amended, and represents and warrants that it has not done and will not do the following: (i) use any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) make any unlawful payment to government officials or employees or political parties or campaigns. Aspen will provide a certification to Gilead by January 31 of each year of its continued compliance with this Section.

(d) Drug Recall Procedure. Aspen will maintain a follow-up system and a standard operating procedure adequate to assist in any requested Product drug recall program as further described in the Technical Agreement. Aspen will be responsible for recalls of all Products distributed by Aspen or its sub-distributors in the Distribution Territory. [ * ].

(e) Product Registrations. Gilead authorizes Aspen to file in Aspen’s name any Regulatory Applications required in the Distribution Territory, using regulatory dossiers and information provided or approved in advance in writing by Gilead, and to accept and receive correspondence and communications regarding such Regulatory Applications; provided that such applications be limited to Regulatory Approvals in jurisdictions which permit the Gilead Marks to be included in the labeling and packaging of the Products. For those jurisdictions in the Distribution Territory in which the applicable laws prohibit the Gilead name and trademark to be included in the labeling and packaging of the Products without holding the Regulatory Approval, Gilead authorizes Aspen to file in Gilead’s name any Regulatory Applications using regulatory dossiers and information provided or approved in advance in writing by Gilead, to accept and receive correspondence and communications regarding these applications. Gilead will transfer to Aspen any Regulatory Approval and Regulatory Application when local law permits Gilead Marks to appear on the labeling and packing without Gilead holding such Regulatory Approval. Aspen will promptly notify Gilead of and provide copies of (or summaries of oral communications) (including validated English translations if applicable) of any communications from Regulatory Authorities relating to Products or Regulatory Applications or Regulatory Approvals. Aspen will obtain Gilead’s approval prior to filing any Regulatory Applications or making material communications with or commitments to Regulatory Authorities with respect to Regulatory Applications or Regulatory Approvals. Where Gilead has filed for Regulatory Approvals, it will transfer such applications or approvals to Aspen for countries in which Aspen is to hold such

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Regulatory Approvals. Aspen will obtain Gilead’s approval prior to submission to Regulatory Authorities of any Regulatory Application or other documents, information or communications relating to Products. Gilead will supply appropriate documents in Gilead’s possession at its discretion as required to obtain Regulatory Approvals [ * ]. Aspen will permit Gilead to use information with respect to Manufacture by Aspen in any Regulatory Approval or Regulatory Application submitted or filed by Gilead. Aspen will cooperate with Gilead to enable Gilead to cross reference Aspen’s Regulatory Approvals and Regulatory Applications in any Regulatory Application submitted or filed by Gilead with respect to the Products. Gilead may revoke the authorizations in this Section 3.2(e) effective immediately on notice to Aspen. Aspen will transfer to Gilead any Regulatory Approval and Regulatory Application held in Aspen’s name upon termination or expiration of this Agreement and Aspen will provide Gilead with a power of attorney or a letter of cession, which is required, to effect such transfers. Whilst each Party will bear its own internal costs for regulatory activities, Gilead will bear all costs payable to the Regulatory Authorities for these activities, including, all fees charged by the Regulatory Authority with respect to the registration, transfer and maintenance of Regulatory Approvals.

(f) Upon the request of the other Party, Gilead and Aspen will each cooperate to include in Aspen’s Regulatory Approvals a qualified alternate manufacturer of each Product. In the event the Parties agree to qualify another manufacturer of finished product, the Parties will enter a written agreement identifying each Party’s roles and obligations.

(g) Aspen and Gilead will cooperate to obtain U.S. Food and Drug Administration approval of either (i) supplementary U.S. New Drug Applications for Product produced by Aspen, to be held in the name of Gilead, or (ii) U.S. New Drug Applications for Product produced by Aspen, for use outside the U.S. only, to be held in the name of Aspen, that will cross-reference the Gilead New Drug Applications for Products as determined by Gilead after consultation with Aspen. All external costs associated with the aforementioned approvals will be borne by both Parties on an equitable cost-sharing basis.

3.3 Distribution Territory Pricing.

(a) Aspen will sell the Products [ * ] the prices identified in Attachment A (the “Selling Prices”). [ * ].

(b) [ * ].

(c) Other than as provided above and in Attachment A, Selling Prices will be changed only by mutual agreement between the Parties following good faith negotiation. [ * ]. Subject to the foregoing, prices will be consistent with Gilead’s announced pricing approach for Products in the Distribution Territory [ * ].

(d) [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

3.4 Reports on Sales within Distribution Territory. Aspen will provide Gilead reports on a calendar month basis of sales of Product in the Distribution Territory by number of units and total price, broken out by country and by distributor/subdistributor. Aspen and Gilead will review and discuss Aspen’s existing distribution arrangements and work in good faith to make reasonable modifications to improve the efficiency of Product distribution in the Distribution Territory.

3.5 Territorial Protections. Aspen will agree that (a) any API it purchases under this Agreement will be used only for manufacture of Products in accordance with Gilead-supplied specifications and processes for distribution and sale in the Distribution Territory by or on behalf of Aspen or for supply to Gilead or Gilead’s designees, (b) it will not distribute or sell Products for use or sale outside the Distribution Territory other than to Gilead or Gilead’s designees, (c) it will not continue sales or distribution to any entity (other than Gilead or Gilead’s designees) it had reason to believe was selling, distributing or otherwise providing Products for use outside the Distribution Territory, (d) it will not obtain API for any Products from any source other than Gilead’s designated Contract Manufacturer(s), (e) it will not manufacture, sell or distribute any generic versions of Products [ * ] (f) it will not solicit for hire or contract, or hire or contract, any employee or consultant of Gilead or Gilead’s Contract Manufacturers for Products, and (g) it will not obtain an equity position in Gilead’s Contract Manufacturers for Products or purchase or receive any assets of such contract manufacturers.

IV. Supply of Finished Product to Gilead.

4.1 Aspen will supply Product with agreed packaging to Gilead or its designees for distribution in the Manufacturing Territory and the Distribution Territory. Gilead may use Product supplied by Aspen or from other sources for distribution in the Distribution Territory to provide for those occasions, if any, where Aspen is unable to distribute the Products in the Distribution Territory to meet demand therefor.

4.2 Product Supply.

(a) Delivery of Products. All quantities of Product manufactured by Aspen shall be packaged, labeled and shipped in accordance with the applicable Specifications, and each shipment shall be accompanied by appropriate Certificates of Analysis and Compliance and a statement of the quantity of such Product contained in each shipment (the “Quantity Statement”). All Product supplied by Aspen under this Agreement will have been released by an appropriate Aspen employee prior to shipment, unless otherwise agreed in writing between the Parties for a particular shipment. Each shipment will be marked to clearly indicate to the recipient the identity, strength/potency, quantity, Batch number, and expiry date and country of origin of the contents. Each Product shall be appropriately labeled with a traceable batch number and date of manufacture. Aspen shall deliver each shipment [ * ] within [ * ] before the delivery date specified in the applicable purchase order from Gilead for such shipment and ending on such specified delivery date, inclusive. Unless otherwise requested by Gilead or its designated distributor, Aspen will arrange transportation, at Gilead’s or its distributor’s expense,

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

using the carrier and to the destination specified in the applicable purchase order. Aspen will notify Gilead of such delivery within [ * ]. Title and risk of loss as to all materials shipped by Aspen pursuant to this Agreement will pass to Gilead or its designated distributor when [ * ]. Gilead or its designated distributor or the designated carrier for each shipment will be responsible for storing and clearing the Product through customs in the country of delivery and in the country of destination, at Gilead’s or its distributor’s sole expense.

(b) All quantities of Product (including bulk tablets) ordered by Gilead and delivered by Aspen to Gilead or its designee shall have at least [ * ] of initial Shelf Life remaining at the time of shipment of the Product, and Gilead will have no obligation to accept or pay for any shipment of Product available for delivery to Gilead at the delivery date specified in the applicable purchase order with less than [ * ] of initial Shelf Life remaining at the date of shipment indicated on the purchase order.

(c) For each shipment of Product, Aspen shall submit to Gilead an invoice for such shipment of Product. All payments due hereunder to Aspen shall be paid not later than thirty (30) days following the date of the applicable invoice submitted by Aspen; provided that if such invoice is received by Gilead more than five (5) business days after such date, Aspen will make reasonable allowances for any payments that are late due to such delay provided that Gilead uses commercially reasonable efforts to pay such invoice by the end of such thirty (30) days.

4.3 Forecasts and Purchase Orders.

(a) Gilead will provide to Aspen quarterly rolling [ * ] forecasts for Product commencing [ * ] from the date of the forecast (each a “Manufacturing Territory Forecast”).

(b) Gilead will provide to Aspen binding purchase orders for Products that Gilead will purchase. Gilead will be obligated to submit orders that were no less than [ * ] of the quantity stated in the [ * ] of each most recent rolling forecast provided by Gilead. Gilead may identify distributors in writing to Aspen who will be authorized to purchase Product directly from Aspen for distribution in the Manufacturing Territory. In such event, such distributor may submit purchase orders to Aspen for Products they will purchase. Each purchase order will state the required delivery date for the Product ordered, which will be no earlier than [ * ] after the date of the purchase order, except as otherwise agreed in writing by the Parties. Aspen will acknowledge each purchase order received from Gilead (or its distributor) within five (5) Business Days of receipt.

(c) A purchase order from Gilead will be deemed automatically accepted by Aspen for any amount of Product that is equal to or less than [ * ] of the amount forecast for the relevant month in the [ * ] Forecast (“Binding Amount”). If any purchase order for a quarterly period is for more than the Binding Amount, Aspen will use commercially reasonable efforts to fulfill such purchase order as submitted and will include in its response to Gilead the amount (in addition to the Binding Amount) of such purchase

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

order that Aspen will supply. If, despite using [ * ], Aspen cannot fulfill (and thus cannot accept) purchase orders for Product in amounts in excess of the Binding Amount, the Parties will discuss and agree on appropriate steps and both Parties will act reasonably in such circumstance. For purposes of determining whether a quantity in a purchase order is or is not in excess of the Binding Amount, if [ * ] of the quantity of a given Product specified for the relevant quarter in the relevant Forecast equals a fractional number of Batches, then the Binding Amount will be the next whole number of Batches above the fractional number of Batches that is equal to [ * ].

(d) All purchase orders will be sent by Gilead to the e-mail address or fax number identified below or identified in writing by Aspen:

[ * ]

Aspen will acknowledge and either accept or reject purchase orders by email or fax to Materials Management at the number set forth below:

[ * ]

(e) Gilead may cancel any purchase order previously accepted by Aspen by providing Aspen with prior written notice. If Gilead cancels any purchase order, Aspen will use [ * ] to reallocate its materials, resources and personnel to other projects (including distribution in the Distribution Territory), and Gilead will be responsible for paying for (a) [ * ], and (b) [ * ]. This Section 4.3(e) will not apply to mutually agreed changes in production or delivery schedules, or any cancellation for which alternative terms are mutually agreed upon by both Parties. It will also not apply for [ * ].

4.4 Protocol for Receipt and Rejection of Products.

(a) For any shipment of Product by Aspen, Gilead shall require the performance of identity testing and confirmation that the quantity of Product in such shipment is in accordance with the Quantity Statement and that there is no obvious damage to the Product packaging as determined by visual inspection as would constitute non-compliance with Production Standards.

(b) Within [ * ] after Gilead’s or its distributor’s receipt of each shipment of Product, Gilead shall provide Aspen with written notification if Gilead determines such shipment does not comply with Production Standards. Gilead’s failure to provide notice within such [ * ] period with respect to any shipment of Product shall be deemed an acknowledgement by Gilead that there are no such defects in such shipment and that Gilead accepts such shipment. Gilead shall notify Aspen as promptly as practicable and in any case no later than the expiration dating of such Product, of any latent defects that it discovers or learns of relating to non-compliance with Production Standards. If Gilead notifies Aspen of any defect pursuant to this Section 4.4(b), at Gilead’s request Aspen will, at its option, either perform any re-work that has been qualified by Regulatory Authorities on, or replace (or have so re-worked or replaced) such shipment as promptly as is possible through the use of commercially reasonable efforts.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(c) If Gilead notifies Aspen of any defects in Product pursuant to Section 4.4(b) and Aspen and Gilead, despite the use of commercially reasonable efforts, cannot agree as to whether any shipment of Product conforms with the Production Standards or Quantity Statement, Aspen and Gilead shall designate an independent testing laboratory reasonably acceptable to both Parties to determine same, the findings of which shall be binding on the Parties, absent manifest error. Expenses of such laboratory shall be borne by the Party whose position is determined to have been in error. If any such shipment of Product is ultimately agreed or found not to conform with the Production Standards applicable thereto, any rework or replacement by Aspen pursuant to Section 4.4(b), including any charges for shipping and/or storage, shall be at Aspen’s expense. If any such shipment of Product is ultimately agreed or found to conform with the Production Standards applicable thereto or the applicable Certificate of Analysis or Compliance, any rework or replacement by Aspen pursuant to Section 4.4(b), including any charges for shipping and/or storage, shall be at Gilead’s expense, with any such rework expenses to be paid at Aspen’s cost and replacement quantities to be paid for at the applicable Price pursuant to Section 4.5. [ * ] Gilead shall dispose of any shipment of Product for which it is determined pursuant to this Section 4.4(c) that rejection was proper. The Parties shall use [ * ] to resolve any non-conformance issue within [ * ].

(d) Gilead will notify Aspen promptly in writing if Gilead discovers a latent defect in any quantity of Product resulting from non-compliance with Production Standards at any time after such quantity has been accepted in accordance with this Section 4.4 and during its remaining Shelf Life, which defect could not reasonably have been discovered during the inspection conducted in accordance with Section 4.4(a) (a “Latent Defect”). The Parties will address the Latent Defect in accordance with the provisions of Sections 4.4(b) and (c).

4.5 Pricing to Gilead for such supply will be the Aspen Selling Prices (as described in Section 3.3 and Attachment A hereto).

V. Intellectual Property

5.1 Trademarks and Trade Names.

(a) Subject to this Agreement’s provisions, Gilead grants Aspen a non-exclusive license, terminating on termination or expiration of this Agreement, to use the trademarks identified on Attachment A and other trademarks, brand names and logos that Gilead may designate in writing (“Gilead Marks”) and to use Gilead’s copyrights necessary to obtain Regulatory Approvals and to use, sell and distribute Products in the Distribution Territory, solely in connection with import, offer for sale, sale, marketing and distribution in the Distribution Territory of the Products. Aspen disclaims any rights to Gilead Marks and other Gilead Intellectual Property other than the license under this Section 5 and will not make any claims of ownership of Gilead Intellectual Property. Aspen will not use Gilead Marks for any purpose not expressly permitted under this Section 5.1.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b) The Products will have the brand names indicated on Attachment A and will carry the Gilead Marks and Aspen names and trademarks in labeling and packaging unless otherwise agreed to by the parties. Aspen will use Gilead Marks in all promotion of Products and in all Product promotional literature, in compliance with applicable laws, rules and regulations and in a manner reflecting favorably on and preserving the Gilead Marks’ integrity. All marketing and promotional materials that Aspen proposes to use for the Products will be subject to Gilead review and approval prior to use. Except as provided in this Section 5.1(b), Aspen will not: (a) adopt or use any trademarks, brand names, words, logos, symbols, letters, designs or marks that are combined with Gilead Marks so as to create combination marks, or that would be confusingly similar to Gilead Marks; (b) modify Gilead Marks in any way; (c) use Gilead Marks on or in connection with goods or services other than Products; or (d) take any other action that could diminish the Gilead Marks’ value or damage their associated goodwill and/or reputation.

5.2 Improvements.

(a) Aspen acknowledges and agrees that it has no proprietary Intellectual Property covering, claiming or relating to current Manufacturing process for any of the Products, as set forth in the Specifications. The Parties acknowledge that Aspen, independently or jointly with Gilead, may develop improvements to the Specifications, inventions and other know-how (including without limitation data, information, processes, techniques, methods, and unpatentable inventions) in the course of fulfilling its obligations under this Agreement (“Improvements”). Aspen will reasonably cooperate with Gilead in identifying any potential Improvements in the Manufacture of Products and will disclose any such Improvements to Gilead prior to implementing such Improvements in the Manufacture of the applicable Product under this Agreement.

(b) All Improvements that relate primarily or exclusively to the Manufacture, use or commercialization of any Product (“Product-Specific Improvements”) will be and remain the exclusive property of Gilead. Aspen assigns its entire right, title and interest in the Product-Specific Improvements to Gilead. Aspen will take all reasonable steps and execute and deliver all documents reasonably required for Gilead to evidence or record such assignment. Aspen will only use in its performance under this Agreement, employees or consultants of Aspen who have agreed in writing to assign the Product-Specific Improvements to Aspen.

(c) All Improvements that are not Product-Specific Improvements but that relate to the Manufacture, use or commercialization of any Product (“Broader Improvements”) will be and remain the exclusive property of Aspen. Aspen grants to Gilead an irrevocable, nonexclusive, worldwide, royalty-free license, with the right to sublicense (through one or more tiers of sublicensees), under the Broader Improvements to research, develop, make, have made, use, sell, offer for sale, import and otherwise commercialize Gilead’s (and its Affiliates’ and Licensees’) products throughout the world.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(d) Aspen will not use any of Aspen’s patented or trade secret technology in its performance under this Agreement, without the prior written consent of Gilead, which consent will not be unreasonably withheld or unduly delayed. The Parties will agree, prior to the addition of each subsequent Product Appendix, whether Aspen will use any such patented or trade secret technology in the Manufacture for the given Product, and will set forth their agreement in such Product Appendix.

5.3 Notice of Infringement. Aspen will notify Gilead promptly if it becomes aware of any actual, potential, threatened or alleged infringement of Gilead Intellectual Property. Aspen will notify Gilead promptly on learning of any beneficial or potentially useful biological or clinical effects of Products that it or its customers observe and grants to Gilead a non-exclusive worldwide fully-paid license under Aspen’s right, title or interest to any Product improvements that it or its personnel makes, conceives, reduces to practice or otherwise develops, either solely or jointly with others, during the term of this Agreement.

VI. CONFIDENTIALITY

6.1 Treatment of Confidential Information. During the term of this Agreement, and for a period of [ * ] after this Agreement expires or terminates, a Party receiving Confidential Information of the other Party will (i) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party will use commercially reasonable efforts to maintain Confidential Information in confidence); (ii) not disclose such Confidential Information to any Third Party without prior written consent of the disclosing Party; and (iii) not use such Confidential Information for any purpose except those purposes permitted by this Agreement.

6.2 Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party as follows:

(a) to the extent and to the persons and entities required by an applicable governmental law, rule, regulation or order; provided, however, that the Party required to disclose Confidential Information will first have given prompt notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement and will reasonably cooperate in such efforts by the other Party;

(b) as necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary;

(c) as necessary to file or maintain Regulatory Applications and Regulatory Approvals under this Agreement, but only to the extent that any such disclosure is necessary;

(d) as required by Gilead’s agreements with its licensors for Products; and a Party may disclose the terms of this Agreement to bona fide potential investors, acquirers or Product Licensees who are bound in writing by obligations of non-disclosure and non-use of the terms of this Agreement at least as stringent as those contained in this Section 6;

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(e) to the extent Gilead is obligated to do so pursuant to applicable U.S. governmental securities laws, rules and regulations by filing a copy of this Agreement with the US Securities and Exchange Commission (the “SEC”), provided that Gilead (i) requests confidential treatment of at least the commercial terms and material terms hereof to the extent such confidential treatment is reasonably available to Gilead, and (ii) solicits Aspen’s comments on such request for confidential treatment. Gilead will [ * ] take into account Aspen’s comments on such request to the extent reasonably practicable and permitted under Applicable Laws. Aspen recognizes that United States laws and SEC policies and regulations to which Gilead is subject may require Gilead to publicly disclose certain terms of this Agreement that neither of the Parties wishes to disclose, and that Gilead is entitled hereunder to make such required disclosures.

6.3 Aspen may request Gilead’s consent, which will not be unreasonably withheld, to disclose specified Confidential Information (other than CMC information) to the extent reasonably necessary for the sale or distribution of Products to medical aid companies.

VII. DISTRIBUTION SAFEGUARDS.

7.1 Counterfeit Products. Aspen will exercise due diligence to detect counterfeit, substandard, or otherwise adulterated or misbranded versions of Products and to prevent those versions from entering the distribution system and reaching patients.

7.2 Distribution Prohibitions. Aspen acknowledges and agrees that territorial control and jurisdictional integrity of Product distribution is in both Parties’ interests in their missions to distribute Product in the Distribution Territory at a reduced price based on the Gilead Access Program no-profit price and in Gilead’s vital business, competitive, and intellectual property interests that enable Gilead to fulfill its mission in its publicly disclosed list of the Gilead Access Program Countries. To reduce risks that Products for use in the Distribution Territory may be diverted into other countries and not reach intended markets in the Distribution Territory and as fundamental terms and conditions of this Agreement, Gilead and Aspen agree:

(a) The Products will be Manufactured as tablets of different color, shape, image or packaging than the same products approved for marketing in the U.S. and the European Union and other developed countries. These tablets are intended only for export to and sale and use in the Distribution Territory and the Manufacturing Territory.

(b) Aspen acknowledges and agrees that it has no rights to promote, market, sell, distribute or use Products outside the Distribution Territory and will not sell, provide or distribute Products for use, sale or resale in, or reimport into, any countries outside the Distribution Territory or to any person or entity that Aspen believes or reasonably should believe has in the past conducted, has plans for, or is selling or distributing Products in, or reimporting Products into, countries outside the Distribution Territory. Aspen will not

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purchase for import into, import, or cause to be purchased or imported into countries outside the Distribution Territory, any Products, other than Products manufactured by Aspen for distribution by Gilead or its authorized distributors in the Manufacturing Territory.

(c) Aspen will immediately provide Gilead with a detailed written report of any knowledge or information it has concerning any expected, likely, actual or reasonably suspected illegal or unauthorized export, resale, sale, distribution, shipment, transport or removal of Product from the Distribution Territory.

(d) Aspen will provide to Gilead at no cost complete, accurate and current information concerning the sales and provision of Product by Aspen to buyers by location in the format specified by Gilead. Aspen will deliver this information to Gilead on a monthly basis by the 15th day of each month for all such Product sales and provision for the preceding calendar month.

(e) Without affecting Gilead’s other rights or remedies, in connection with Aspen’s breach or contravention of Section 7.2 or potential consumption or use of Products outside the Distribution Territory, Gilead may cancel, suspend or modify Aspen’s API Purchase Orders, whether or not accepted by the Contract Manufacturer, to reduce the volume sold of API or provided to Aspen by the quantity that may potentially be consumed or used outside the Distribution Territory. Gilead’s right to so cancel, suspend or modify these orders shall continue until Aspen demonstrates to Gilead’s reasonable satisfaction that Products manufactured by Aspen are not being and shall not be consumed or used outside the Distribution Territory.

VIII. INSPECTION RIGHTS.

8.1 Aspen will maintain complete and accurate records of all transactions involving its purchase or sale of Products. Aspen will permit Gilead or its authorized representative to inspect at Aspen’s place of business any records relevant to assessing Aspen’s compliance with this Agreement and to inspect its facilities. Gilead will conduct any inspection upon reasonable notice to Aspen and during regular business hours.

8.2 Gilead may inspect any facility at which Aspen receives or stores Products to verify compliance with this Agreement. Gilead will conduct any inspection upon reasonable notice to Aspen and during regular business hours.

8.3 Aspen will keep complete and accurate records pertaining to purchase of API, manufacturing costs and other amounts calculated under this Agreement in sufficient detail to permit Gilead to confirm the accuracy of all payments due hereunder. Gilead will be entitled to have an independent, certified public accountant (bound by written obligation of confidentiality and non-use) audit such records to confirm payments due hereunder. Such audit rights may be exercised no more often than [ * ] year, within [ * ] after the calendar year to which such records relate, upon reasonable notice to Aspen and during normal business hours. Gilead will bear the full cost of such audit unless such audit discloses an overpayment or other financial discrepancy

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of more than [ * ] from the amount of total payments due for the period audited. In such case, Aspen will bear the full cost of such audit. The terms of this Section 8.3 will survive any termination or expiration of this Agreement for a period of [ * ].

IX. TERM AND TERMINATION.

9.1 Term and Termination Date. This term of this Agreement begins as of the Effective Date and continues until October 12, [ * ] unless earlier terminated in accordance with this Section 9 or otherwise mutually agreed in writing by the Parties.

9.2 Termination for Breach.

(a) If either Party believes that the other is in material breach of this Agreement with respect to one or more Products, then the Party holding such belief (the “Non-breaching Party”) may deliver notice of such breach to the other Party (the “Notified Party”). The Notified Party will have thirty (30) days to cure such breach, or, if cure of such breach other than non-payment cannot reasonably be effected within such thirty (30) day period, to deliver to the Non-breaching Party a plan reasonably calculated to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing. Following delivery of such a plan, the notified Party will devote commercially reasonable efforts to carry out the plan and cure the breach.

(b) If the Notified Party fails to cure a material breach of this Agreement as provided for in Section 9.2(a), then the Non-breaching Party may terminate this Agreement in its entirety or on a Product-by-Product basis upon written notice to the Notified Party.

9.3 Termination on Failure to Obtain Regulatory Approval. This Agreement may be terminated by Gilead if Regulatory Approval in South Africa for Viread and Truvada, as manufactured by Aspen, has not been obtained by [ * ] (the “Target Date”), unless such date is extended by mutual written agreement between the Parties in order to take into account external factors beyond Aspen’s control and subject to Aspen’s obligation to use commercially reasonable efforts to expedite such approval. The Parties agree that in the event of the South African Regulatory Authority declining Gilead’s application for a fast track letter to be granted in respect of the registration of the Products, or should said Regulatory Authority withdraw such fast track letter, then the Target Date shall be extended to an appropriate date beyond [ * ].

9.4 Notwithstanding anything to the contrary contained in Article 9 of this Agreement, Gilead may, if commercial interests or necessity require, terminate this Agreement early for one or more (which may include all) of the Products upon no less than three (3) months written notice. Promptly after the provision of such early termination notice, the Parties shall meet in order to discuss and negotiate in good faith [ * ] due to Aspen in consideration of such early termination by Gilead, as described in Attachment D.

9.5 Effect of Termination. Expiration or termination of this Agreement will not affect the Parties’ accrued rights and obligations. The following provisions shall survive expiration or

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termination of this Agreement: Articles V, VI and X, and Sections 2.6, 3.2(b) and (e), 8.3, 9.5, 11.2 and 11.6. Nothing in this Section 9.5 shall be construed to give Aspen the right after expiration or termination of this Agreement to distribute or sell Products, other than to Gilead for liquidation by Aspen of its Products inventory. Upon expiration or termination of this Agreement pursuant to Section 9.2 as a result of a breach by Gilead, or upon termination by Gilead pursuant to Section 9.4, Gilead shall purchase quantity of Product and API in Aspen’s inventory in accordance with Aspen forecasts and Manufacturing Territory Forecasts provided under this Agreement.

9.6 Change of Control. Aspen shall give Gilead sixty (60) days’ written notice prior to the consummation of any transfer of substantially all of Aspen’s assets or the transfer of direct or indirect ownership of [ * ] of a voting or income interest in Aspen (“Change of Control”). Gilead shall be entitled to immediately terminate this Agreement upon receipt of Aspen’s notice of a Change of Control.

X. WARRANTIES AND INDEMNITIES.

10.1 Aspen Warranty. Aspen warrants that Products that it distributes (directly or indirectly) or that it sells directly to Gilead or Gilead’s distributors will, as of delivery, comply with the Production Standards (“Warranty”).

10.2 Aspen Indemnity. Aspen will defend, indemnify and hold harmless Gilead, its Affiliates, its employees and agents from and against any third party claims, demands, actions, suits or proceedings (“Third Party Claims”) (a) arising out of a breach of this Agreement including, without limitation, the Warranty, (b) arising out of the gross negligence, willful misconduct, violation of Applicable Law or regulation by Aspen or its employees, agents or contractors, (c) arising out of tablet manufacturing defects of Products (excluding those caused by API defects not reasonably detectable by Aspen) or mislabeling of the Products, (d) arising from actual or alleged trademark or trade name infringement resulting from the exercise or use of the trademarks designated by Aspen for use with the Products, and (e) from any losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) (“Losses”) resulting from such Third Party Claims described in (a) through (d) above, except, in each case, to the extent that Gilead has responsibility, liability or an obligation of indemnity under Section 10.3 for all or part of that Third Party Claim or Loss.

10.3 Gilead Indemnity. Gilead will defend, indemnify and hold harmless Aspen, its Affiliates, its employees and agents from and against any Third Party Claims (a) arising out of the use of the Products; (b) arising out of the gross negligence, willful misconduct, violation of Applicable Law or regulation or breach of this Agreement by Gilead or its employees, agents or contractors, (c) arising from any claim for patent infringement arising out of the use of the Products by Aspen under this Agreement, (d) arising from actual or alleged trade mark or trade name infringement resulting from the exercise or use by Aspen of any rights or licenses granted to it in respect of the Gilead Marks under this Agreement, (e) and any Losses resulting from such Third Party Claims described in clauses (a) through (d), except, in each case, to the extent that Aspen has responsibility, liability or an obligation of indemnity under Section 10.2 for all or part of such Third Party Claim.

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10.4 Indemnity Procedures. A party seeking indemnity under Sections 10.2 or 10.3 will promptly notify the other party of the Third Party Claim, provide it with full authority over the defense and settlement, cooperate at its reasonable request and expense in providing information and assistance in settlement and/or defense, and will not without its express prior written consent settle, admit liability for or otherwise compromise defense or settlement of the Third Party Claim; provided that the party seeking indemnity may be represented by separate counsel at its own expense in Third Party Claim legal proceedings.

10.5 Limitation of Damages. Gilead shall not be liable for loss of profit or use, or for any incidental, consequential, indirect, and special or punitive damages in any claim asserted by Aspen relating to this Agreement.

10.6 Insurance: Aspen agrees to maintain, during the term of this Agreement and for a period of [ * ] after the or termination of this Agreement, at its sole cost and expense, with a financially solvent insurance company, a minimum of [ * ] of products liability insurance with respect to product liability claims arising out of tablet manufacturing defects of the Products, naming Gilead, its subsidiaries and affiliated companies, officers, directors and agents thereof as additional insured. Aspen shall submit a certificate evidencing such insurance and shall notify Gilead thirty days in advance of any material modifications or cancellation of such insurance.

XI. MISCELLANEOUS.

11.1 Independent Contractor. Aspen is an independent contractor dealing in Products and others’ products. This Agreement creates no joint venture, partnership, or agency relationship between the Parties, other than expressly contemplated regarding Regulatory Approvals. Aspen will make no representations or warranties that are binding upon Gilead with respect to Products or otherwise. Aspen will have no authority, and do nothing, to bind Gilead in any way.

11.2 Notice. Any notice required or permitted shall be delivered upon receipt and sent by (i) delivery in person; (ii) internationally-recognized, bonded courier for next-day delivery; (iii) postal mail, certified and return receipt requested, or (iv) facsimile, to the receiving party at its address or facsimile below, or to such other address of which such party gives notice.

To Aspen:	Aspen Pharmacare Holding Limited
[ * ]
Building 7 Healthcare Park
Woodlands Drive
Woodmead
Gauteng
South Africa
Facsimile: +27 11 239 6018

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To Gilead:	Gilead Sciences, Inc.
[ * ] 333 Lakeside Drive Foster City, California 94404 United States of America Facsimile: +1-650-522-6255

with a copy to: Gilead Sciences, Inc. Attn: Senior Vice President and General Counsel 333 Lakeside Drive Foster City, California 94404 United States of America Facsimile: +1.650.522.5537

11.3 Force Majeure. Neither Party shall be liable for non-performance or delay in performance caused by an Event of Force Majeure. The non-performing Party shall notify the other Party of such event of Force Majeure within five (5) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use, throughout the period of suspension of performance, commercially reasonable efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for ninety (90) days after the date such Force Majeure commences, the Parties shall meet to discuss in good faith how to proceed in order to carry out the intent of this Agreement. For purpose of this Agreement a Force Majeure shall not include (i) a Party’s failure to commit sufficient resources, financial or otherwise, to its activities under this Agreement, or (ii) general market or economic conditions.

11.4 Assignment. Aspen may not assign this Agreement in whole or part without Gilead’s prior written consent; any attempted or purported assignment without that consent shall be void.

11.5 Severability; No Waiver. A finding that a provision of this Agreement is invalid shall not affect the validity of this Agreement’s other provisions, which shall remain in effect. The Parties will replace the invalid provision with a valid provision that best accomplishes the Parties’ original intent. A Party’s failure or omission to invoke a right under this Agreement in connection with an event or occurrence shall not be a waiver or affect the Party’s ability to assert that right for future events or occurrences.

11.6 Governing Law and Dispute Resolution. The laws of the State of California, USA shall govern this Agreement and its construction. The Parties expressly disclaim the applicability of the International Convention on the Sale of Goods to this Agreement, and it shall not apply to this Agreement. The Parties will resolve any dispute, controversy or claim arising out of or relating to the validity, formation, enforceability, performance, breach or termination of this Agreement (“Dispute”) in accordance with this Section 11.6, with the resolution

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commencing by a Party notifying the other Party in writing of any Dispute it intends to so resolve. The Parties will attempt to resolve any Dispute amicably through good faith discussions between an appropriate Gilead vice president or more senior officer and a senior executive of Aspen. If they cannot settle the Dispute within thirty (30) days of the written notice of the Dispute then, then on either Party’s request, the Dispute will be finally resolved by binding arbitration as follows:

(a) A single arbitrator appointed in accordance with the [ * ] will administer and conduct the arbitration under those [ * ], with the arbitral proceedings and all pleadings being in the English language. Any written evidence originally in a language other than English will be submitted in an English translation with the original written evidence or true copy of it. The arbitrator will, in rendering its decision, apply the

(b) substantive law of the state of California, USA, without regard to its conflict of laws provisions, and will have the power to decide all questions of arbitrability.

(c) At either Party’s request, the arbitrator will enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The arbitrator will have the power to award any remedy allowed by law, including monetary damages, prejudgment interest and punitive damages, and to grant final, complete, interim or interlocutory relief, including injunctive relief. Either Party may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Section 11.6 and without any abridgment of the arbitrator’s powers. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction over the award.

(d) The arbitrator will award to the prevailing Party in the arbitration its reasonable attorneys’ fees, costs and expenses incurred in arbitration and will assess them and its own its costs, fees and expenses to the non-prevailing Party, except if the arbitrator cannot make this award and assessment, each Party will bear its own attorney’s fees, costs and expenses and the arbitrator will assess its costs, fees and expenses to the Parties as it deems appropriate under the circumstances.

11.7 Entire Agreement and Amendments. This Agreement represents the Parties’ entire agreement on this subject matter and supersedes any prior agreements. This Agreement may be amended only by a writing signed and delivered by the Parties’ authorized representatives.

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The Parties have entered this Agreement as of the Effective Date by their duly authorized representatives.

Aspen Pharmacare Holdings Limited		Gilead Sciences, Inc.

By:	/s/ Stavros Nicolaou	By:	/s/ John Milligan
Stavros Nicolaou Senior Executive Strategic Trade Development		John F. Milligan, Ph.D Executive Vice President & CFO

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MANUFACTURING AND DISTRIBUTION AGREEMENT

Attachment A

A. Products:

Viread® (tenofovir disoproxil fumarate 300 mg), US FDA-approved white tablets in bottles of 30

Truvada® (emtricitabine 200 mg and tenofovir disoproxil fumarate 300 mg), US FDA-approved light blue tablets, in bottles of 30

B. Prices:

Viread: US$17.00 per pack of 30 tablets.

Truvada: US$26.25 per pack of 30 tablets.

[ * ].

In both cases, on mutual agreement of the Parties, prices will be subject to [ * ]. Prior to the first release of Product by Aspen, [ * ].

Selling Prices are subject to [ * ]. In the case of increases in the cost of API, [ * ].

On a [ * ] , Aspen will review its cost of formulation, tableting and packaging with respect to the Products. For each Product, if Aspen’s cost of formulation, tableting or packaging [ * ]

C. Gilead Marks:

VIREAD, TRUVADA, GILEAD SCIENCES, GILEAD, and any Gilead logo currently used by Gilead

D. Contract Manufacturer API Costs

Tenofovir disoproxil fumarate – [ * ]	[	* ]
Emtricitabine	[	* ]

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MANUFACTURING AND DISTRIBUTION AGREEMENT

Attachment B

Distribution Territory

Algeria

Angola

Benin

Botswana

Burkina Faso

Burundi

Cameroon

Cape Verde

Central African Republic

Chad

Comoros

Congo

Congo, Dem. Rep. of the

Côte d’Ivoire

Djibouti

Egypt

Equatorial Guinea

Eritrea

Ethiopia

Gabon

Gambia

Ghana

Guinea

Guinea-Bissau

Kenya

Lesotho

Liberia

Libya

Madagascar

Malawi

Mali

Mauritania

Mauritius

Morocco

Mozambique

Namibia

Niger

Nigeria

Rwanda

Sao Tome and Principe

Senegal

Seychelles Sierra Leone Somalia South Africa Sudan Swaziland United Republic of Tanzania Togo Tunisia Uganda Zambia Zimbabwe

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MANUFACTURING AND DISTRIBUTION AGREEMENT

Attachment C

Manufacturing Territory

[ * ]

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Attachment D

Early Termination

[ * ]

1

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